UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 15, 2006

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	0-296	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Repurchase of Common Stock

On September 14, 2006, the Board of Directors (the “Board”) of El Paso Electric Company (the “Company”) authorized a common stock buyback program for the repurchase of up to an additional 2.3 million shares of the Company’s common stock (the “2006 Plan”). The shares authorized under the 2006 Plan are in addition to the shares which remain available under a buyback program previously approved by the Board in February 2004 (the “2004 Plan”). The 2006 Plan will commence upon the completion of the repurchase of shares approved in the 2004 Plan.

During the period from August 8, 2006 to September 15, 2006, the Company repurchased approximately 1.6 million shares of its common stock at an aggregate cost of approximately $37.0 million, including commissions, pursuant to the 2004 Plan. Approximately 0.1 million shares remain authorized to be repurchased under the 2004 Plan.

The Company may in the future make purchases of its common stock pursuant to these buyback programs in open market transactions at prevailing prices and may engage in private transactions, where appropriate. As with the Company’s previous stock repurchase programs, any repurchased shares will be available for issuance under employee benefit and stock option plans, or may be retired. The Company does not undertake to update its disclosure regarding the number of shares purchased pursuant to its buyback plans except as part of its quarterly and annual filings with the Securities and Exchange Commission and the FERC or as otherwise required by law.

A copy of a press release discussing this matter and containing a safe harbor statement is included as Exhibit 99.01 to this Current Report and is incorporated herein by reference into future filings under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.01	Press Release, dated September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EL PASO ELECTRIC COMPANY

By:	/s/ STEVEN P. BUSSER
Steven P. Busser Vice President, Treasurer and Chief Risk Officer

Dated: September 15, 2006